EXHIBIT 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 10, 2004 (except with respect to the matters described in the fourth paragraph, as to which the date is March 24, 2006), accompanying the consolidated statements of operations, changes in stockholders’ equity and cash flows of Dictaphone Corporation and subsidiaries included in the Current Report on Form 8-K/A of Nuance Communications, Inc. dated June 2, 2006, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
New York, New York
April 17, 2007